Exhibit 99.1

News Release

For Immediate Release

Novelis Reports Fiscal Year 2013 Results
Demonstrates Strong Execution on Strategic Initiatives

•	Net Income, Excluding Certain Items, of $241 million

•	Adjusted EBITDA of $961 million

•	Liquidity of $760 million; Took Actions to Further Strengthen Future Liquidity Levels

•	Increased Recycled Content by 4 percentage points to 43% for Fiscal 2013

•	Global Expansions Progressing Well; Successfully Commissioned two Strategic Expansions

ATLANTA, May 14, 2013– Novelis, the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $202 million for fiscal 2013. Excluding tax-effected certain items, net income for fiscal 2013 was $241 million, compared to a net income of $218 million for fiscal 2012. Net income for the fourth quarter of fiscal 2013, excluding tax-effected certain items, was $80 million, representing a $55 million increase when compared to the same period in the prior year.
Adjusted EBITDA for fiscal 2013 was $961 million, compared to $1,053 million reported for the same period in 2012. The year-over-year decrease was mostly due to disruptions related to the ERP implementation in two North American plants in the third quarter, pricing pressures in several operating regions, lower average aluminum prices, an impact from a fire at a North American plant in the fourth quarter and higher pension expense. Adjusted EBITDA for the fourth quarter of fiscal 2013 was $240 million, representing a 3 percent increase when compared to the $233 million reported for the same period a year ago, due primarily to stronger demand and good cost control.
“As expected, we saw a sequential recovery from our seasonally low third quarter, with EBITDA increasing 30 percent,” commented Phil Martens, Novelis President and Chief Executive Officer, “driven by strong demand, good cost control and higher operating efficiencies. And despite multiple unexpected headwinds in the second half of the fiscal year, as a result of prudent actions and fiscal discipline, the Company was able to achieve EBITDA of nearly $1 billion for the year. This was accomplished while commissioning two large-scale expansions, closing or divesting underperforming and non-core assets and making good progress on several ongoing global rolling, finishing and recycling expansions. I am proud of our accomplishments this year as we produced solid results in a transformational year marked by heavy investment.”
The Company noted a number of significant accomplishments in fiscal 2013:

•
Record capital investment in the business of $775 million, primarily geared at major global rolling, finishing and recycling expansions for its key products segments of can, automotive and specialties.

•
Solid liquidity of $760 million for fiscal 2013 despite its aggressive capital expenditure program. The Company will continue its significant investment program, with planned capital expenditures between $700 to $750 million for fiscal year 2014. As a result of these investments and to provide additional flexibility, the Company took actions to amend its ABL facility which will allow it to further strengthen its liquidity. Had this transaction closed in the fourth quarter of fiscal 2013, liquidity would have been approximately $950 million.

•
Increased the recycled content in its products by 4 percentage points to 43 percent for fiscal 2013 making good progress toward the Company's goal of having 80 percent recycled content in its products by 2020.

•
Continued optimization of the Company's footprint and product portfolio, including the sale of three foil plants in Europe, the closure of a plant in Canada and shutdown of a smelter pot line in Brazil.

•
Made significant headway on all strategic expansions; began the commissioning process for the Brazil rolling expansion and Korea recycling center and is on track with all other rolling, finishing and recycling expansions.

"This is a heavy investment period for us that is necessary to maintain and grow our leadership position in the industry," said Martens. "Fiscal 13 was a transitional year much like fiscal 14 will be. We are very pleased with the execution on all of our expansion projects and are looking forward to capitalizing on the significant growth we see ahead in our key end-markets of can, automotive and specialties."

Shipments of aluminum rolled products totaled 2,786 kilotonnes for fiscal 2013, down slightly compared to shipments of 2,838 kilotonnes for the same period last year due mostly to the sale of the Company's three foil plants in Europe and production disruptions in North America. Shipments of aluminum rolled products totaled 698 kilotonnes for the fourth quarter of fiscal 2013, essentially flat compared to shipments of 703 kilotonnes for the same period last year.

Net sales for fiscal 2013 were $9.8 billion, an 11% decrease compared to the $11.1 billion reported in the same period a year ago. This decline was due to lower average aluminum prices and lower shipments when compared to last year. For the fourth quarter, sales were $2.5 billion compared to $2.6 billion reported for the fourth quarter of fiscal 2012.

(in $M)	FY 13	FY 12
	3/31/2013	3/31/2012
Cash and cash equivalents	$301	$317
Availability under the ABL facility	459	704
Total Liquidity	$760	$1,021

(in $M)	FY 13	FY 12
	3/31/2013	3/31/2012
Free Cash Flow	$(565)	$98
CapEx	775	516
Free Cash Flow before CapEx	$210	$614

For fiscal 2013, Novelis reported liquidity of $760 million. “Despite our substantial capital expenditure program, we reported solid liquidity in the quarter,” said Steve Fisher, SVP and Chief Financial Officer of Novelis. Free cash flow was a negative $565 million for fiscal 2013, primarily due to capital expenditures of $775 million and negative changes in working capital. “This was a peak investment year for Novelis. We are effectively deploying a significant amount of capital to drive strong future returns.”

Fourth Quarter & Fiscal 2013 Earnings Conference Call
Novelis will discuss its fourth quarter and fiscal 2013 results via a live webcast and conference call for investors at 10:00 a.m. ET on Tuesday, May 14, 2013. Participants may access the webcast at

https://cc.callinfo.com/r/1h1wdvpsgtq8u. To join by telephone, dial toll-free in North America at 800 908 9179, India toll-free at 0008001007108 or the international toll line at +1 212 231 2939. Access information may also be found at www.novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. For fiscal year 2013, the company operated in 9 countries, had approximately 11,000 employees and reported revenue of $9.8 billion. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia's largest integrated producers of aluminum and a leading copper producer.  Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com and follow us on Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Reconciliation to Net Income excluding Certain Items, Reconciliation to Adjusted EBITDA and Free Cash Flow.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  An example of forward looking statements in this new release is our expectation for capital expenditures by the Company in fiscal year 2014. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; our indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, and Forms 10-Q for the quarters ended June 30, 2012, September 30, 2012 and December 31, 2012 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

Novelis Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	(unaudited)
	Three Months Ended		Year Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net sales	$2,500	$2,608	$9,812	$11,063
Cost of goods sold (exclusive of depreciation and amortization)	2,162	2,262	8,477	9,743
Selling, general and administrative expenses	93	102	398	383
Depreciation and amortization	74	80	292	329
Research and development expenses	10	10	46	44
Interest expense and amortization of debt issuance costs	75	77	298	305
(Gain) loss on assets held for sale	—	111	(3)	111
Loss on extinguishment of debt	7	—	7	—
Restructuring charges, net	19	29	45	60
Equity in net loss of non-consolidated affiliates	1	4	16	13
Other (income) expense, net	(14)	42	(50)	(54)
	2,427	2,717	9,526	10,934
Income (loss) before income taxes	73	(109)	286	129
Income tax provision (benefit)	14	(3)	83	39
Net income (loss)	59	(106)	203	90
Net income attributable to noncontrolling interests	—	1	1	27
Net income (loss) attributable to our common shareholder	$59	$(107)	$202	$63

Novelis Inc.
CONSOLIDATED BALANCE SHEETS (In millions, except number of shares)

	March 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$301	$317
Accounts receivable, net
— third parties (net of allowances of $3 and $5 as of March 31, 2013 and March 31, 2012)	1,447	1,331
— related parties	38	36
Inventories	1,168	1,024
Prepaid expenses and other current assets	93	61
Fair value of derivative instruments	109	99
Deferred income tax assets	112	151
Assets held for sale	9	81
Total current assets	3,277	3,100
Property, plant and equipment, net	3,104	2,689
Goodwill	611	611
Intangible assets, net	649	678
Investment in and advances to non–consolidated affiliates	627	683
Fair value of derivative instruments, net of current portion	1	2
Deferred income tax assets	75	74
Other long–term assets
— third parties	165	168
— related parties	13	16
Total assets	$8,522	$8,021
LIABILITIES AND EQUITY
Current liabilities
Current portion of long–term debt	$30	$23
Short–term borrowings	468	18
Accounts payable
— third parties	1,207	1,245
— related parties	47	51
Fair value of derivative instruments	74	95
Accrued expenses and other current liabilities	497	476
Deferred income tax liabilities	28	34
Liabilities held for sale	1	57
Total current liabilities	2,352	1,999
Long–term debt, net of current portion	4,434	4,321
Deferred income tax liabilities	504	581
Accrued postretirement benefits	731	687
Other long–term liabilities	262	310
Total liabilities	8,283	7,898
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2013 and March 31, 2012	—	—
Additional paid–in capital	1,654	1,659
Accumulated deficit	(1,177)	(1,379)
Accumulated other comprehensive loss	(268)	(191)
Total equity of our common shareholder	209	89
Noncontrolling interests	30	34
Total equity	239	123
Total liabilities and equity	$8,522	$8,021

Novelis Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)

	Year Ended March 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$203	$90
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	292	329
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(28)	(7)
(Gain) loss on assets held for sale	(3)	111
Loss on extinguishment of debt	7	—
Deferred income taxes	(31)	(33)
Write–off and amortization of fair value adjustments, net	22	24
Equity in net loss of non–consolidated affiliates	16	13
Loss on foreign exchange remeasurement of debt	8	13
Loss on sale of assets	6	3
Non-cash impairment charges	4	46
Amortization of debt issuance costs	17	17
Other, net	1	3
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from acquisitions and divestitures):
Accounts receivable	(121)	47
Inventories	(160)	214
Accounts payable	6	(188)
Other current assets	(36)	(10)
Other current liabilities	28	(67)
Other noncurrent assets	(10)	9
Other noncurrent liabilities	(18)	(58)
Net cash provided by operating activities	203	556
INVESTING ACTIVITIES
Capital expenditures	(775)	(516)
Proceeds from sales of assets, third party, net	19	12
Proceeds from sale of assets, related party	2	4
Proceeds from investment in and advances to non–consolidated affiliates, net	—	2
Proceeds (outflows) from related party loans receivable, net	3	(3)
Proceeds from settlement of other undesignated derivative instruments, net	4	59
Net cash used in investing activities	(747)	(442)
FINANCING ACTIVITIES
Proceeds from issuance of debt	319	271
Principal payments	(97)	(22)
Short–term borrowings, net	332	2
Dividends, noncontrolling interest	(2)	(1)
Acquisition of noncontrolling interest in Novelis Korea Ltd.	(9)	(344)
Debt issuance costs	(8)	(2)
Net cash provided by financing activities	535	(96)
Net increase in cash and cash equivalents	(9)	18
Effect of exchange rate changes on cash	(7)	(12)
Cash and cash equivalents — beginning of period	317	311
Cash and cash equivalents — end of period	$301	$317

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA

Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	(unaudited) Three Months Ended		Year Ended
(in millions)	March 31,		March 31,
	2013	2012	2013	2012
Net income (loss) attributable to our common shareholder	$59	$(107)	$202	$63
Noncontrolling interests	—	(1)	(1)	(27)
Income tax (provision) benefit	(14)	3	(83)	(39)
Interest, net	(73)	(73)	(293)	(290)
Depreciation and amortization	(74)	(80)	(292)	(329)
EBITDA	220	44	871	748

Unrealized gain (loss) on derivatives	21	(23)	14	(62)
Realized gain (loss) on derivative instruments not included in segment income	3	2	5	1
Proportional consolidation	(10)	(15)	(41)	(49)
Gain (loss) on assets held for sale	—	(111)	3	(111)
Loss on extinguishment of debt	(7)	—	(7)	—
Restructuring charges, net	(19)	(29)	(45)	(60)
Other income, net	(8)	(13)	(19)	(24)
Adjusted EBITDA	$240	$233	$961	$1,053

The following table shows the “Free cash flow” for the year ended March 31, 2013 and 2012 and the ending balances of cash and cash equivalents (in millions).

	Year Ended March 31,
	2013	2012
Net cash provided by operating activities	$203	$556
Net cash used in investing activities	(747)	(442)
Less: Proceeds from sales of assets	(21)	(16)
Free cash flow	$(565)	$98
Ending cash and cash equivalents	$301	$317

The following table shows Net Income attributable to our common shareholder excluding Certain Items for the year ended March 31, 2013 and 2012 (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Year ended March 31,
	2013	2012

Net Income	$202	$63
Certain Items:
(Gain) loss on assets held for sale	(3)	111
Loss on Extinguishment of debt	7	—
Restructuring charges	45	60
Tax effect on Certain Items	(10)	(16)
Net Income, excluding Certain Items	$241	$218